Exhibit 99.1
MPLX LP Reports First-Quarter 2022 Financial Results

•Reported first-quarter net income attributable to MPLX of $825 million and adjusted EBITDA attributable to MPLX of $1.4 billion
•Generated $1.1 billion in net cash provided by operating activities
•Returned over $850 million in capital to unitholders through distributions and unit repurchases
•Expanded our methane emissions intensity reduction target to 75% by 2030

FINDLAY, Ohio, May 3, 2022 - MPLX LP (NYSE: MPLX) today reported first-quarter 2022 net income attributable to MPLX of $825 million, compared to $739 million for the first quarter of 2021. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,393 million, compared with $1,352 million in the first quarter of 2021.

The Logistics and Storage (L&S) segment income from operations was $763 million for the first quarter of 2022, compared with $723 million for the first quarter of 2021. Segment adjusted EBITDA for the first quarter of 2022 was $904 million, compared with $896 million for the first quarter of 2021.

The Gathering and Processing (G&P) segment income from operations was $297 million for the first quarter of 2022, compared with $251 million for the first quarter of 2021. Segment adjusted EBITDA for the first quarter of 2022 was $489 million, compared with $456 million for the first quarter of 2021.

During the quarter, MPLX generated $1,125 million in net cash provided by operating activities, $1,210 million of distributable cash flow, and free cash flow after distributions of $92 million. MPLX announced a first-quarter 2022 distribution of $0.7050 per common unit, resulting in coverage ratio of 1.65x for the quarter and a leverage ratio of 3.7x.

“MPLX's free cash flow generation enabled the return of over $850 million of capital to unitholders through both distributions and unit repurchases,” said Michael J. Hennigan, MPLX chairman, president, and chief executive officer. “We are advancing several organic growth projects focused on expansions and de-bottlenecking. These actions will continue to support the growth of MPLX, allowing our business to generate free cash flow and return capital to unitholders.”

Financial Highlights (unaudited)

	Three Months Ended March 31,
(In millions, except per unit and ratio data)	2022	2021
Net income (loss) attributable to MPLX LP	$825	$739
Adjusted EBITDA attributable to MPLX LP(a)	1,393	1,352
Net cash provided by operating activities	1,125	1,124
Distributable cash flow attributable to MPLX LP(a)	1,210	1,137
Distribution per common unit(b)	$0.7050	$0.6875
Distribution coverage ratio(c)	1.65x	1.56x
Consolidated debt to adjusted EBITDA(d)	3.7x	3.9x
Common unit repurchases	$100	$155

(a)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(b)    Distributions declared by the board of directors of MPLX's general partner.
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distributions.
(d)    Calculated using face value total debt and LTM adjusted EBITDA. See reconciliation in the tables that follow.

Segment Results

(In millions)	Three Months Ended March 31,
Segment income (loss) from operations (unaudited)	2022	2021
Logistics and Storage	$763	$723
Gathering and Processing	297	251

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	$904	$896
Gathering and Processing	489	456

Logistics & Storage

L&S segment income from operations for the first quarter of 2022 increased by $40 million compared to the same period in 2021, while segment adjusted EBITDA for the first quarter of 2022 increased by $8 million compared to the same period in 2021.

Total pipeline throughputs were 5.3 million barrels per day (bpd) in the first quarter, 4% higher than the same quarter of 2021. The average tariff rate was $0.89 per barrel for the quarter, a decrease of 1% versus the same quarter of 2021. Terminal throughput was 2.9 million bpd for the quarter, an increase of 13% versus the same quarter of 2021.

Gathering & Processing

G&P segment income from operations for the first quarter of 2022 increased by $46 million compared to the first quarter of 2021. Adjusted EBITDA for the first quarter of 2022 increased by $33 million compared to the same period in 2021, primarily as a result of higher natural gas liquids prices.

In the first quarter of 2022:
•Gathered volumes averaged 5.3 billion cubic feet per day (bcf/d), a 4% increase from the first quarter of 2021.
•Processed volumes averaged 8.3 bcf/d, a 1% decrease versus the first quarter of 2021.

•Fractionated volumes averaged 526 thousand bpd, a 6% decrease versus the first quarter of 2021.

In the Marcellus:
•Gathered volumes averaged 1.3 bcf/d in the first quarter, a 1% increase versus the first quarter of 2021.
•Processed volumes averaged 5.5 bcf/d in the first quarter, a 3% decrease versus the first quarter of 2021.
•Fractionated volumes averaged 468 thousand bpd in the first quarter, a 4% decrease versus the first quarter of 2021.

Strategic Update

MPLX continues to advance several projects focused on expansions and de-bottlenecking of MPLX's existing assets.

In the L&S segment, crude gathering infrastructure continues to be added in the Permian and Bakken regions along with expanding crude and natural gas long-haul pipelines supporting these regions. In the G&P segment, construction continues on our 200 million cubic feet per day Torñado-2 processing plant in the Delaware basin, which is expected to come online in the second half of 2022. In the Marcellus, the 68,000 barrel per day Smithburg de-ethanizer is progressing and is expected to come online in the second half of 2022 as well.

MPLX continues to evaluate opportunities to expand its logistics footprint to meet the needs of today and participate in an energy-diverse future.

Financial Position and Liquidity

As of March 31, 2022, MPLX had $42 million in cash, $3.5 billion available on its bank revolving credit facility, and $1.2 billion available through its intercompany loan agreement with Marathon Petroleum Corp. (MPC). MPLX's leverage ratio was 3.7x.

On March 14, 2022, MPLX issued $1.5 billion in aggregate principal amount of 4.950% senior notes due 2052.

The partnership repurchased $100 million of common units held by the public in the first quarter of 2022. As of March 31, 2022, MPLX had approximately $237 million remaining available under the current $1 billion unit repurchase authorization.

MPLX remains committed to maintaining an investment-grade credit profile.

Conference Call

At 1:00 p.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President
Jamie Madere, Manager
Isaac Feeney, Analyst

Media Contact: (419) 421-3312
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); distribution coverage ratio; and free cash flow (FCF) and free cash flow after distributions. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision/benefit for income taxes; (iii) interest and other financial costs; (iv) impairment expense; (v) income/loss from equity method investments; (vi) distributions and adjustments related to equity method investments; (vii) noncontrolling interests and (xiii) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment capital expenditures paid out; and (vi) other adjustments as deemed necessary.

The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

FCF and free cash flow after distributions are financial performance measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define FCF as net cash provided by operating activities adjusted for (i) net cash used in investing activities; (ii) cash contributions from MPC; (iii) cash contributions from noncontrolling interests and (iv) cash distributions to noncontrolling interests. We define free cash flow after distributions as FCF less base distributions to common and preferred unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, operating cost and capital expenditure reduction objectives, and environmental, social and governance goals. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the continuance or escalation of the military conflict between Russia and Ukraine, and related sanctions; general economic, political or regulatory developments, including inflation, changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, or taxation; the magnitude, duration and extent of future resurgences of the COVID-19 pandemic and its effects; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; changes to the expected construction costs and timing of projects and planned investments, the availability of desirable strategic initiatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; accidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2021, and in other filings with Securities and Exchange Commission (SEC).

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended March 31,
(In millions, except per unit data)	2022	2021
Revenues and other income:
Operating revenue	$1,265	$1,047
Operating revenue - related parties	1,236	1,193
Income from equity method investments	99	70
Other income	10	29
Total revenues and other income	2,610	2,339
Costs and expenses:
Operating expenses (including purchased product costs)	791	581
Operating expenses - related parties	334	337
Depreciation and amortization	313	329
General and administrative expenses	78	86
Other taxes	34	32
Total costs and expenses	1,550	1,365
Income from operations	1,060	974
Interest and other financial costs	222	225
Income before income taxes	838	749
Provision for income taxes	5	1
Net income	833	748
Less: Net income attributable to noncontrolling interests	8	9
Net income attributable to MPLX LP	825	739
Less: Series A preferred unitholders interest in net income	21	20
Less: Series B preferred unitholders interest in net income	11	11
Limited partners’ interest in net income attributable to MPLX LP	$793	$708

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$0.78	$0.68
Common – diluted	$0.78	$0.68
Weighted average limited partner units outstanding:
Common units – basic	1,015	1,037
Common units – diluted	1,015	1,037

Select Financial Statistics (unaudited)	Three Months Ended March 31,
(In millions, except ratio data)	2022	2021
Common unit distributions declared by MPLX
Common units (LP) – public	$257	$262
Common units – MPC	456	445
Total GP and LP distribution declared	713	707

Preferred unit distributions(a)
Series A preferred unit distributions	21	20
Series B preferred unit distributions	11	11
Total preferred unit distributions	32	31

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(b)	1,393	1,352
DCF attributable to GP and LP unitholders(b)	$1,178	$1,106
Distribution coverage ratio(c)	1.65x	1.56x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,125	$1,124
Investing activities	(276)	(90)
Financing activities	$(820)	$(1,025)

(a)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred, assuming a distribution is declared by the Board of Directors. Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on February 15 and August 15 or the first business day thereafter. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(b)    Non-GAAP measure. See reconciliation below.
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

Financial Data (unaudited)
(In millions, except ratio data)	March 31, 2022	December 31, 2021
Cash and cash equivalents	$42	$13
Total assets	35,727	35,507
Total debt(a)	20,079	20,021
Redeemable preferred units	965	965
Total equity	$12,036	$12,052
Consolidated debt to adjusted EBITDA(b)	3.7x	3.7x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	366	369

(a)    Includes outstanding intercompany borrowings of $323 million as of March 31, 2022, and $1,450 million as of December 31, 2021. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $20,431 million and $20,359 million as of March 31, 2022, and December 31, 2021, respectively.

Operating Statistics (unaudited)	Three Months Ended March 31,
	2022	2021	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,380	3,282	3%
Product pipelines	1,956	1,858	5%
Total pipelines	5,336	5,140	4%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.93	$0.96	(3)%
Product pipelines	0.82	0.79	4%
Total pipelines	$0.89	$0.90	(1)%

Terminal throughput (mbpd)	2,941	2,613	13%

Barges at period-end	296	297	—%
Towboats at period-end	23	23	—%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended March 31,
	2022	2021	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,314	1,298	1%
Utica Operations(b)	—	—	—%
Southwest Operations	1,307	1,373	(5)%
Bakken Operations	147	146	1%
Rockies Operations	394	470	(16)%
Total gathering throughput	3,162	3,287	(4)%

Natural gas processed (MMcf/d)
Marcellus Operations	4,015	4,249	(6)%
Utica Operations(b)	—	—	—%
Southwest Operations	1,384	1,295	7%
Southern Appalachian Operations	224	227	(1)%
Bakken Operations	143	145	(1)%
Rockies Operations	407	441	(8)%
Total natural gas processed	6,173	6,357	(3)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	468	489	(4)%
Utica Operations(b)	—	—	—%
Southwest Operations	—	8	(100)%
Southern Appalachian Operations	10	11	(9)%
Bakken Operations	21	19	11%
Rockies Operations	4	4	—%
Total C2 + NGLs fractionated	503	531	(5)%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended March 31,
	2022	2021	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,314	1,298	1%
Utica Operations	1,813	1,566	16%
Southwest Operations	1,476	1,448	2%
Bakken Operations	147	146	1%
Rockies Operations	526	627	(16)%
Total gathering throughput	5,276	5,085	4%

Natural gas processed (MMcf/d)
Marcellus Operations	5,529	5,677	(3)%
Utica Operations	423	513	(18)%
Southwest Operations	1,541	1,367	13%
Southern Appalachian Operations	224	227	(1)%
Bakken Operations	143	145	(1)%
Rockies Operations	407	441	(8)%
Total natural gas processed	8,267	8,370	(1)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	468	489	(4)%
Utica Operations	23	28	(18)%
Southwest Operations	—	8	(100)%
Southern Appalachian Operations	10	11	(9)%
Bakken Operations	21	19	11%
Rockies Operations	4	4	—%
Total C2 + NGLs fractionated	526	559	(6)%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended March 31,
(In millions)	2022	2021
L&S segment adjusted EBITDA attributable to MPLX LP	$904	$896
G&P segment adjusted EBITDA attributable to MPLX LP	489	456
Adjusted EBITDA attributable to MPLX LP	1,393	1,352
Depreciation and amortization	(313)	(329)
Interest and other financial costs	(222)	(225)
Income from equity method investments	99	70
Distributions/adjustments related to equity method investments	(132)	(121)
Other	(1)	(9)
Adjusted EBITDA attributable to noncontrolling interests	9	10
Net income	$833	$748

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended March 31,
(In millions)	2022	2021
L&S segment income from operations	$763	$723
Depreciation and amortization	130	147
Income from equity method investments	(52)	(36)
Distributions/adjustments related to equity method investments	58	58
Other	5	4
L&S segment adjusted EBITDA attributable to MPLX LP	$904	$896

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended March 31,
(In millions)	2022	2021
G&P segment income from operations	$297	$251
Depreciation and amortization	183	182
Income from equity method investments	(47)	(34)
Distributions/adjustments related to equity method investments	74	63
Other	(9)	4
Adjusted EBITDA attributable to noncontrolling interests	(9)	(10)
G&P segment adjusted EBITDA attributable to MPLX LP	$489	$456

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (unaudited)	Three Months Ended March 31,
(In millions)	2022	2021
Net income	$833	$748
Provision for income taxes	5	1
Interest and other financial costs	222	225
Income from operations	1,060	974
Depreciation and amortization	313	329
Income from equity method investments	(99)	(70)
Distributions/adjustments related to equity method investments	132	121
Other	(4)	8
Adjusted EBITDA	1,402	1,362
Adjusted EBITDA attributable to noncontrolling interests	(9)	(10)
Adjusted EBITDA attributable to MPLX LP	1,393	1,352
Deferred revenue impacts	24	22
Sales-type lease payments, net of income	5	—
Net interest and other financial costs(a)	(204)	(220)
Maintenance capital expenditures, net of reimbursements	(14)	(11)
Equity method investment capital expenditures paid out	(3)	(1)
Other	9	(5)
DCF attributable to MPLX LP	1,210	1,137
Preferred unit distributions(b)	(32)	(31)
DCF attributable to GP and LP unitholders	$1,178	$1,106

(a)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	March 31,
(In millions)	2022	2021
LTM Net income (loss)	$3,197	$2,777
LTM Net income to adjusted EBITDA adjustments	2,404	2,492
LTM Adjusted EBITDA attributable to MPLX LP	5,601	5,269
Consolidated total debt(a)	$20,431	$20,445
Consolidated total debt to adjusted EBITDA	3.7x	3.9x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings under the loan agreement with MPC.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended March 31,
(In millions)	2022	2021
Net cash provided by operating activities	$1,125	$1,124
Changes in working capital items	118	37
All other, net	(45)	(15)
Gain on extinguishment of debt	—	(12)
Net interest and other financial costs(a)	204	220
Other adjustments related to equity method investments	12	2
Other	(12)	6
Adjusted EBITDA	1,402	1,362
Adjusted EBITDA attributable to noncontrolling interests	(9)	(10)
Adjusted EBITDA attributable to MPLX LP	1,393	1,352
Deferred revenue impacts	24	22
Sales-type lease payments, net of income	5	—
Net interest and other financial costs(a)	(204)	(220)
Maintenance capital expenditures, net of reimbursements	(14)	(11)
Equity method investment capital expenditures paid out	(3)	(1)
Other	9	(5)
DCF attributable to MPLX LP	1,210	1,137
Preferred unit distributions(b)	(32)	(31)
DCF attributable to GP and LP unitholders	$1,178	$1,106

(a)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Free Cash Flow after Distributions (unaudited)	Three Months Ended March 31,
(In millions)	2022	2021
Net cash provided by operating activities(a)	$1,125	$1,124
Adjustments to reconcile net cash provided by operating activities to free cash flow
Net cash used in investing activities	(276)	(90)
Contributions from MPC	10	7
Distributions to noncontrolling interests	(9)	(10)
Free cash flow	850	1,031
Distributions paid to common and preferred unitholders	(758)	(754)
Free cash flow after distributions	$92	$277

(a)    The three months ended March 31, 2022, and March 31, 2021, include an increase in working capital of $118 million and $37 million, respectively.

Capital Expenditures (unaudited)	Three Months Ended March 31,
(In millions)	2022	2021
Capital Expenditures:
Growth capital expenditures	$148	$71
Investments in unconsolidated affiliates	110	35
Capitalized interest	(2)	(5)
Total growth capital expenditures	256	101
Maintenance capital expenditures	24	18
Maintenance capital reimbursements	(10)	(7)
Total maintenance capital expenditures	14	11

Total growth and maintenance capital expenditures	270	112
Investments in unconsolidated affiliates(a)	(110)	(35)
Growth and maintenance capital reimbursements(b)	10	7
(Increase) decrease in capital accruals	(3)	37
Capitalized interest	2	5
Additions to property, plant and equipment, net(a)	$169	$126

(a)     Investments in unconsolidated affiliates and additions to property, plant and equipment, net are shown as separate lines within Investing activities in the Consolidated Statements of Cash Flows.
(b)     Growth and maintenance capital reimbursements are included in the contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.